Exhibit 99.2

 Purple Innovation Announces Cooperative Framework with Coliseum Capital

Company to Welcome New Directors to Board

Adam Gray to Serve as Board Chair

Gary DiCamillo to Continue to Serve as Lead Independent Director

Company Will Redeem Cumulative Voting Proportional Representation Preferred Linked Stock

LEHI, Utah – April 13, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple” or the “Company”), a comfort innovation company known for creating the “World's First No Pressure® Mattress,” today announced that it has entered into a binding Memorandum of Understanding to establish a cooperative governance framework (the “Planned Cooperation Agreement”) with Coliseum Capital Management, LLC (together with its managed funds and accounts, “Coliseum”), the largest stockholder of the Company owning approximately 44% of its common stock.

Under the terms of the Planned Cooperation Agreement, which is anticipated to be executed promptly, the Purple Board of Directors (the “Board”) will be reconstituted to consist of eight directors. Five of the directors currently serve on the Board: Adam Gray, CEO Robert T. DeMartini, Gary T. DiCamillo, Claudia Hollingsworth and Dawn Zier. The three additional directors who will join were previously nominated by Coliseum in connection with the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”): S. Hoby Darling, R. Carter Pate and Erika Serow. Mr. Gray will become Board Chair, while Mr. DiCamillo will continue to serve as Lead Independent Director and will become Chair of the Nomination and Governance Committee.

Concurrently, Paul Zepf and Pano Anthos will resign as directors of the Company. Scott Peterson, who is a significant stockholder and has served as Board Observer since Purple’s September 2022 acquisition of Intellibed, will be a nominee on the Board’s slate of directors at the 2023 Annual Meeting in place of Dawn Zier, who previously announced her intention not to stand for reelection. The Company will recommend that stockholders vote in favor of its eight-person Board slate at its 2023 Annual Meeting. Coliseum has committed to vote in favor of the Company’s slate of directors.

Mr. DiCamillo said, “We are pleased to reach this agreement with Coliseum and share its enthusiasm in positioning the Company to fully focus on its business and generating value on behalf of all stakeholders. We also appreciate our longstanding partnership with Adam, the significant contributions he has made and his unwavering support of management.” Mr. DiCamillo continued, “Hoby, Carter, Erika and Scott are all highly credentialed, collaborative leaders who together bring significant experience helping to transform and scale companies. We are confident Purple will benefit from their fresh perspectives and skillsets.”

Mr. Gray added, “Throughout his first 16 months as CEO, Rob has demonstrated strong command for the business, inspiring Coliseum to invest meaningfully in support of the transformative vision he has established, the team he is building, and the key strategic and operating priorities he has pursued. I remain energized and excited to work alongside my director colleagues, both incumbent and new, to help Purple navigate its path towards maximizing value for all stockholders. Coliseum has been a supportive investor in Purple for as long as it has been a public company, and we are confident that our continued long-term, constructive engagement will benefit the Company and all of its stockholders.”

Mr. DiCamillo concluded, “On behalf of the entire Board, I would like to thank Paul and Pano for their service as directors of Purple. We are especially grateful for the sage advice and contributions of Paul, who has helped to spearhead the Company through its evolution since entering the public market in 2018. We believe the Company is well positioned to execute on our ‘path to premium’ strategy to drive sustainable growth.”

As part of the Planned Cooperation Agreement, Purple will redeem the shares of Proportional Representation Preferred Linked Stock that were previously distributed as a dividend on shares of Purple common stock and terminate its stockholder rights agreement. In addition, the Special Committee of the Board formed in September 2022 will be dissolved. Further, Coliseum will dismiss its litigation against the Company and has agreed to a customary standstill and other terms lasting through the Company’s 2024 annual meeting of stockholders, including a commitment not to exceed 44.7% ownership of the Company, subject to certain exceptions. The Memorandum of Understanding and, once it is finalized, the Cooperation Agreement between Purple and Coliseum, will be filed on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

Sidley Austin LLP and Morris, Nichols, Arsht & Tunnell LLP are acting as legal advisors to Purple. Debevoise & Plimpton LLP and Potter Anderson & Corroon LLP are acting as legal advisors to Coliseum.

About S. Hoby Darling

Mr. Darling has held several executive roles at Logitech International (NASDAQ: LOGI), including most recently as Head of its Sports and Human Performance business group. He was previously President, Chief Executive Officer and a member of the Board of Directors of Skullcandy (NASDAQ: SKUL), a leading consumer audio and technology company. Prior to joining Skullcandy, Mr. Darling held several senior roles at Nike, Inc. (NYSE: NKE), including as Global General Manager of Nike+ Digital Sport and as Head of Strategy and Planning for Nike Affiliates. Prior to Nike, he served as SVP, Strategic Development and General Counsel, at Volcom, Inc. (NASDAQ: VLCM), a leading manufacturer and marketer of consumer lifestyle products. Mr. Darling began his career as a corporate attorney at the global law firm of Latham & Watkins.

About R. Carter Pate

Mr. Pate is a member of the Board of Directors of OptionCare Health (Nasdaq: OPCH) and prior Chairman of the Board of BioScrip, Inc (NASDAQ: BIOS) which merged in 2019 with OptionCare Health. He is also Chairman of the Board of Riverbed Technologies. Previously, he was Chairman of the Board of Red Lion Hotels (NASDAQ: RLH) and a member of the Board of Directors of Advanced Emissions Solutions, Inc. (NASDAQ: ADES). He was the former CEO of ModivCare (NASDAQ: MODV), as well as the former CEO of MV Global Transportation, and for the bulk of his career was the Global Managing Partner of Health Care for PricewaterhouseCoopers among other roles during his career. Mr. Pate was named a NACD Board Leadership Fellow.

About Erika Serow

Ms. Serow is the Chief Marketing Officer of Bain & Company (“Bain”), responsible for Bain’s global marketing and communication teams, and a member of Bain’s Global Operating Council (Executive Leadership Team), where she serves on the Investment and Risk committees. Prior to this role, she was the Global President and US CEO for Sweaty Betty, a premium athletic apparel company. Ms. Serow began her career with a 20-year stint as a consultant at Bain, where she ultimately led the firm’s Retail practice in the Americas. She is a member of the Board of Directors of Lazydays Holdings (NASDAQ: LAZY).

About Scott Peterson

Mr. Peterson was most recently the Chairman of the Board, Chief Financial Officer and largest investor of Advanced Comfort Technologies, Inc. (“Intellibed”), a luxury mattress company which was acquired by Purple in August 2022. He also was the Chairman of the Board of Utah Capital Investment Corporation, a Utah based venture capital “Fund of Funds” through 2022. Previously, he served on the Board and as Audit Committee Chair for Mattson Technology, Inc. a NASDAQ traded semi-equipment manufacturing company, which was acquired in 2016. He spent the majority of his 32-year audit career with Ernst & Young LLP, the global professional services firm, from which he retired in 2011 as the Pacific Northwest Area Assurance (Audit) Managing Partner, based in the Silicon Valley.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors' products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Additional Information

The Company intends to file a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies from the Company's shareholders for the 2023 Annual Meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the "SEC Filings" section of the Company's Investor Relations website at https://investors.purple.com/sec-filings/default.aspx or by contacting the Company's Investor Relations department at ir@purple.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company's shareholders in connection with matters to be considered at the 2023 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company's directors and executive officers is included in the Company's Proxy Statement on Schedule 14A for its 2022 annual meeting of shareholders, filed with the SEC on April 1, 2022, the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 22, 2023, and in the Company's Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company's directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above.

Forward Looking Statements

Certain statements made in this release that are not historical facts are "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company's expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the "Risk Factors" section of our Annual Report on Form 10-K filed with the SEC on March 22, 2023. Many of these risks and uncertainties have been, and will be, exacerbated by the COVID–19 pandemic and any worsening of the global business and economic environment as a result. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contacts

Investor:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media:

Longacre Square Partners

Dan Zacchei / Joe Germani

purple@longacresquare.com